Exhibit 4.2

AMENDMENT NO. 2 TO
AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, dated as of August 2, 2017, but effective as of the Effective Date (as defined in Section 2 hereof) (this “Amendment”), to the Amended and Restated Note Purchase Agreement dated as of March 31, 2017 (as amended by the Limited Consent and Amendment No. 1 to Amended and Restated Note Purchase Agreement dated as of June 22, 2017, the “Existing Note Purchase Agreement” and as the same shall be amended hereby, the “Note Purchase Agreement”), is among NGL Energy Partners LP, a Delaware limited partnership (the “Company”), the Guarantors (solely with respect to Section 5(c) hereof) and the holders of Notes listed on the signature pages hereto (collectively, the “Noteholders”).
RECITALS:
A.    The Company and the Purchasers party thereto have previously entered into the Existing Note Purchase Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Existing Note Purchase Agreement.
B.    The Guarantors entered into that certain Amended and Restated Guaranty Agreement dated as of March 31, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”).
C.    The Company has requested certain amendments to the Existing Note Purchase Agreement as more fully set forth below.
D.    The Noteholders have agreed to such request, subject to the performance and observance in full of each of the covenants, terms and conditions, and in reliance upon all of the representations and warranties of the Company, set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants, terms, conditions, representations and warranties herein contained, the parties hereto hereby agree as follows:
Section 1. AMENDMENT TO EXISTING NOTE PURCHASE AGREEMENT. Subject to the covenants, terms and conditions set forth herein and in reliance upon the representations and warranties of the Company herein contained, the Company and the Noteholders hereby agree to amend the Existing Note Purchase Agreement as set forth below, effective as of the Effective Date:

(a)Amendment to Section 7.2 of the Existing Note Purchase Agreement. Section 7.2(a) of the Existing Note Purchase Agreement is hereby amended by replacing the text “Test One Failure or Test Two Failure” in each instance with the text “Test One Failure, Test Two Failure or Test Three Failure”.

(b)Amendment to Section 8.8 of the Existing Note Purchase Agreement. Section 8.8 of the Existing Note Purchase Agreement is hereby amended by adding the following sentence to the end of the definition of “Remaining Scheduled Payments”:

“Notwithstanding the foregoing, no amount of additional interest resulting, or that would result, solely from Section 8.9 shall be included in any determination of Remaining Scheduled Payments.”
(c)Amendment to Section 8.9 of the Existing Note Purchase Agreement. Section 8.9 of the Existing Note Purchase Agreement is hereby amended as follows:

i.	Section 8.9(a) is hereby amended and restated to read in its entirety as follows:

(a)    upon the occurrence of a Trigger Event, (i) (A) solely with respect to a Test One Failure, the interest rate with respect to the Notes shall be immediately and automatically increased by 0.50% per annum for the remaining life of the Notes (subject to the provisions of Section 8.9(b)), (B) with respect to a Test Two Failure, the interest rate with respect to the Notes shall be immediately and automatically increased by an additional 0.50% per annum (which such increase will be in addition to the then existing increase specified in clause (A) of this Section 8.9(a)(i) for an aggregate increase in the interest rate with respect to the Notes of 1.00% per annum) for the remaining life of the Notes (subject to the provisions of Section 8.9(b)) and (C) with respect to a Test Three Failure, the interest rate with respect to the Notes shall be immediately and automatically increased by an additional 0.75% per annum (which such increase will be in addition to the then existing increase specified in clauses (A) and (B) of this Section 8.9(a)(i) for an aggregate increase in the interest rate with respect to the Notes of 1.75% per annum) for the remaining life of the Notes (subject to the provisions of Section 8.9(b)) and (ii) the Company shall, on the next date on which interest payments are due to be made under the terms of the Notes (each such date, an “Interest Payment Date”) following any such Trigger Event, pay to each holder of such Notes a one-time payment for such Trigger Event in an amount equal to the product of (x)(I) if such Trigger Event resulted solely as a result of a Test One Failure, 0.50%, (II) if such Trigger Event resulted solely as a result of a Test Two Failure, 0.50% (i.e., a Test One Failure had occurred in a prior period and no Reset Event had occurred for such Test One Failure), (III) if such Trigger Event resulted solely as a result of a Test Three Failure, 0.75% (i.e., a Test One Failure and Test Two Failure had occurred in a prior period and no Reset Event had occurred for such Test One Failure and Test Two Failure), (IV) if such Trigger Event exists as a result of both a Test One Failure and a Test Two Failure, 1.00%, (V) if such Trigger Event exists as a result of both a Test Two Failure and a Test Three Failure, 1.25% (i.e., a Test One Failure had occurred in a prior period and no Reset Event had occurred for such Test One Failure) and (VI) if such Trigger Event exists as a result of a Test One Failure, a Test Two Failure and a Test Three Failure, 1.75%, (y) the aggregate principal amount of Notes held by such holder or its predecessor holder as of the end of the most recently completed fiscal quarter of the Company for which the Company is required to deliver financial statements pursuant to Sections 7.1 (a) or (b), as the case may be, and giving effect to any reduction in principal of the Notes since the end of such fiscal quarter, and (z) a fraction, the numerator of which is the number of days from and including the end of the most recently completed fiscal quarter described in the immediately preceding clause (y) to, but excluding the date of, the occurrence of the Trigger Event and the denominator of which is 360;

ii.	Section 8.9(b) is hereby amended and restated to read in its entirety as follows:

(b)    if, at any time following (I) a Trigger Event where a Test Three Failure existed, no Test Three Failure shall continue to exist, (II) a Trigger Event where a Test Two Failure existed, no Test Two Failure shall continue to exist or (III) a Trigger Event where a Test One Failure existed, no Test One Failure shall continue to exist (each a “Reset Event”; provided, however, that such Reset Event shall be deemed to occur on the date upon which the Company delivers its quarterly or annual financial statements and accompanying certificates pursuant to Sections 7.1 and 7.2 demonstrating satisfaction of the aforementioned conditions), (i) the interest rate with respect to the Notes shall be immediately and automatically reduced by (x) solely as a result of the satisfaction of either clause (I) or (II) above, 0.50% and (y) solely as a result of the satisfaction of clause (III) above, 0.75% (or, with respect to a Reset Event occurring as a result of the satisfaction (1) clauses (I) and (II) above, 1.00%, or (2) clauses (II) and (III) above, 1.25%, or, with respect to a Reset Event occurring as a result of the satisfaction of all of clauses (I), (II) and (III) above, 1.75%) per annum for the remaining life of the Notes (subject to the provisions of Sections 8.9(a) and (c)) and (ii) each holder of Notes shall apply a one-time credit, on the next Interest Payment Date of the Notes following such Reset Event, to the accrued interest owed by the Company with respect to the Notes by an amount equal to the product of (x)(A) if only one of the above clauses (I), (II) or (III) caused the Reset Event, (1) 0.50% in respect of clause (I) or clause (II) and (2) 0.75% in respect of clause (III), (B) if two of the above clauses (I), (II) and (III) caused the Reset Event, (1) 1.00% in respect of the above clauses (I) and (II) and (2) 1.25% in respect of the above clauses (II) and (III) or (C) if all of the above clauses (I), (II) and (III) caused the Reset Event, 1.75%, (y) the aggregate principal amount of Notes held by such holder or its predecessor holder as of the end of the most recently completed fiscal quarter of the Company for which the Company is required to deliver financial statements pursuant to Section 7.1 (a) or (b), as the case may be, and giving effect to any reduction in principal of the Notes since the end of such fiscal quarter, and (z) a fraction, the numerator of which is the number of days from and including the end of the most recently completed fiscal quarter described in the immediately preceding clause (y) to, but excluding the date of, the occurrence of the Reset Event and the denominator of which is 360;

(d)Amendment to Section 10.6 of the Existing Note Purchase Agreement. Section 10.6 of the Existing Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Section 10.6. Financial Covenants.
(a)    Commencing with the fiscal quarter ended June 30, 2017, the Company will not permit the Leverage Ratio of the Note Parties as of the close of business for the last day of any fiscal quarter to be greater than the ratio set forth in the table below under the heading “Maximum Leverage Ratio” opposite the last day of such fiscal quarter:

Fiscal Quarter Ending	Maximum Leverage Ratio
6/30/2017	5.50 to 1.00
9/30/2017	5.50 to 1.00
12/31/2017	5.50 to 1.00
3/31/2018	4.75 to 1.00
6/30/2018	4.75 to 1.00
9/30/2018	4.75 to 1.00
12/31/2018	4.75 to 1.00
3/31/2019 and the last day of each fiscal quarter thereafter	4.50 to 1.00
(b)    Commencing with the fiscal quarter ended June 30, 2017, the Company will not permit the Senior Secured Leverage Ratio of the Note Parties as of the close of business for the last day of any fiscal quarter to be greater than the ratio set forth in the table below under the heading “Maximum Senior Secured Leverage Ratio” opposite the last day of such fiscal quarter:

Fiscal Quarter Ending	Maximum Senior Secured Leverage Ratio
6/30/2017	2.50 to 1.00
9/30/2017	2.50 to 1.00
12/31/2017	2.50 to 1.00
3/31/2018 and the last day of each fiscal quarter thereafter	3.25 to 1.00
(c)    Commencing with the fiscal quarter ended June 30, 2017, the Company will not permit the Interest Coverage Ratio of the Note Parties as of the close of business for the last day of any fiscal quarter to be less than the ratio set forth in the table below under the heading “Minimum Interest Coverage Ratio” opposite the last day of such fiscal quarter:

Fiscal Quarter Ending	Minimum Interest Coverage Ratio
6/30/2017	2.25 to 1.00
9/30/2017	2.25 to 1.00
12/31/2017	2.25 to 1.00
3/31/2018 and the last day of each fiscal quarter thereafter	2.75 to 1.00

(e)Amendments to Section 10.7 of the Existing Note Purchase Agreement. Section 10.7 of the Existing Note Purchase Agreement is hereby amended as follows:

i.	Section 10.7(b) is hereby amended by amending and restating the proviso thereof to read in its entirety as follows:

“provided, that the sum of (i) the aggregate amount of Indebtedness permitted by this clause (b), plus (ii) the aggregate amount of Indebtedness permitted by clause (f) of this Section 10.7, plus

(iii) the aggregate amount of Indebtedness permitted by clause (i) of this Section 10.7, does not exceed (A) 5.0% of Partners’ Capital in the aggregate at any time outstanding and (B) at the time of and immediately after giving effect to the incurrence of any such Indebtedness, if the Debt Incurrence Financial Ratio Requirements are not satisfied with respect to the incurrence of such Indebtedness, 2.5% of Partners’ Capital.”

ii.	Section 10.7(f) is hereby amended by amending and restating clause (ii) of the proviso thereof to read in its entirety as follows:

“the sum of (x) the aggregate amount of Indebtedness permitted by clause (b) of this Section 10.7, plus (y) the aggregate amount of Indebtedness permitted by this clause (f), plus (z) the aggregate amount of Indebtedness permitted by clause (i) of this Section 10.7, does not exceed (A) 5.0% of Partners’ Capital in the aggregate at any time outstanding and (B) at the time of and immediately after giving effect to the incurrence of any such Indebtedness, if the Debt Incurrence Financial Ratio Requirements are not satisfied with respect to the incurrence of such Indebtedness, 2.5% of Partners’ Capital.”

iii.	Section 10.7(i) is hereby amended by amending and restating the proviso thereof to read in its entirety as follows:

“provided, that the sum of (i) the aggregate amount of Indebtedness permitted by clause (b) of this Section 10.7, plus (ii) the aggregate amount of Indebtedness permitted by clause (f) of this Section 10.7, plus (iii) the aggregate amount of Indebtedness permitted by this clause (i), does not exceed (A) 5.0% of Partners’ Capital in the aggregate at any time outstanding and (B) at the time of and immediately after giving effect to the incurrence of any such Indebtedness, if the Debt Incurrence Financial Ratio Requirements are not satisfied with respect to the incurrence of such Indebtedness, 2.5% of Partners’ Capital.”
(f)Amendments to Section 10.12 of the Existing Note Purchase Agreement. Section 10.12 of the Existing Note Purchase Agreement is hereby amended as follows:

i.Section 10.12(a) is hereby amended by adding the text “or any Equity Interests of the General Partner” immediately before the text “or set aside any amount for any such purpose” in the first clause thereof; and

ii.Section 10.12(b) is hereby amended by amending and replacing clause (iii) thereof to read in its entirety as follows:

“Cash Dividends to the holders of any Equity Interests of the Company, so long as (A) no Default or Event of Default exists both immediately before and after giving effect to the declaration and the payment of such Cash Dividend, (B) such Cash Dividend does not exceed Available Cash for such quarterly period and (C) if the amount of such Cash Dividends to be paid to common unit holders during any fiscal quarter would, on a per unit basis immediately after giving effect to the payment of such Cash Dividends to common unit holders, be greater than the amount of such Cash Dividends paid to common unit holders on a per unit basis during the immediately preceding fiscal quarter, the Interest Coverage Ratio as of the close of business on the last day of the fiscal quarter ending immediately prior to the payment of such Cash Dividend to common unit holders (or if such Cash Dividend to common unit holders is to be paid on the last day of a fiscal quarter, the last day of such fiscal quarter) is greater than 3.00 to 1.00.”
(g)Amendments to Schedule B to the Existing Note Purchase Agreement. Schedule B to the Existing Note Purchase Agreement is hereby amended as follows:

i.by adding the following definition in appropriate alphabetical order:

“Debt Incurrence Financial Ratio Requirements” means, in relation to any Indebtedness incurred under Section 10.7(b), (f) or (i), immediately after giving effect to the incurrence of any such Indebtedness (and giving pro forma effect to the expected application of proceeds thereof) based upon the Total Indebtedness immediately after giving effect to such incurrence (and application of proceeds) and Consolidated EBITDA for the four fiscal quarters most recently ended on or before the date of such incurrence, (a) the Leverage Ratio of the Note Parties shall not be greater than 4.0 to 1.0 and (b) the Interest Coverage Ratio of the Note Parties shall not be less than 2.75 to 1.0.”;
ii.by adding the following definition in appropriate alphabetical order:
“Test Three Failure” shall mean, at any time, the existence of a Leverage Ratio (measured quarterly as of the end of each fiscal quarter) which is greater than 4.75 to 1.00.
iii.by amending the definition of “Trigger Event” by replacing the text “Test One Failure or Test Two Failure” in each instance with the text “Test One Failure, Test Two Failure or Test Three Failure”.

Section 2. EFFECTIVENESS OF AMENDMENTS. The amendments set forth in Section 1 of this Amendment shall become effective as of June 2, 2017 (the date of such effectiveness being referred to herein as the “Effective Date”), upon the satisfaction of each of the conditions provided immediately below in this Section 2:

(a)Execution and Delivery of this Amendment. The Noteholders shall have received a copy of this Amendment duly executed and delivered by the Company, the Guarantors and the Noteholders.

(b)Representations and Warranties. Each of the representations and warranties of the Company made in this Amendment shall be true and correct on and as of the date hereof.

(c)Payment of Amendment Fee. The Company shall have paid a fee to each Noteholder equal to 0.10% multiplied by the aggregate outstanding principal amount of the Notes held by such Noteholder.

(d)Proceedings and Documents. All corporate and other proceedings pertaining directly to this Amendment and all documents and instruments directly incident to this Amendment shall be satisfactory to the Required Holders and their special counsel, and the Noteholders and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as the Required Holders or such special counsel may reasonably request.

Section 3. REPRESENTATIONS AND WARRANTIES; NO DEFAULT. To induce the Noteholders to enter into this Amendment, the Company (by delivery of its counterpart to this Amendment) hereby (i) represents and warrants to the Noteholders that after giving effect to this Amendment, its representations and warranties contained in the Note Purchase Agreement are true and correct in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like qualification, which shall be correct in all respects) on and as of the Effective Date with the same effect as though made on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like qualification, which were true in all respects) as of such earlier date), (ii) represents and warrants to the Noteholders that in connection with this Amendment and all other documents delivered in connection herewith it (I) has the requisite power and authority to make, deliver and perform the same, (II) has taken all necessary limited partnership action to authorize its execution, delivery and performance of the same and (III) has duly executed and delivered the same and (iii) certifies that no Default or Event of Default exists under any of the Note Documents (both immediately before and after giving effect to this Amendment) or will result from the making of this Amendment.

Section 4. EXPENSES. The Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all reasonable out-of-pocket expenses and costs incurred by the Noteholders relating to this Amendment, including, but not limited to, the reasonable fees and disbursements of Baker Botts L.L.P. incurred in connection with the preparation, negotiation and delivery of this Amendment, and all other related documentation. This Section 4 shall not be construed to limit the Company’s obligations under Section 15.1 of the Existing Note Purchase Agreement.

Section 5. MISCELLANEOUS.

(a)GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, the parties hereto. Delivery of this Amendment may be made by telecopy or electronic transmission of a duly executed counterpart copy hereof; provided that any such delivery by electronic transmission shall be effective only if transmitted in .pdf format, .tif format or other format in which the text is not readily modifiable by any recipient thereof.

(c)Affirmation of Obligations. Notwithstanding that such consent is not required under the Guaranty Agreement, or any of the other Note Documents to which it is a party, each of the Guarantors consents to the execution and delivery of this Amendment by the parties hereto. As a material inducement to the undersigned to amend the Existing Note Purchase Agreement, each of the Guarantors (i) acknowledges and confirms the continuing existence, validity and effectiveness of the Guaranty Agreement and each of the other Note Documents to which it is a party and (ii) agrees that the execution, delivery and performance of this Amendment shall not in any way release, diminish, impair, reduce or otherwise affect its obligations thereunder.

(d)Note Document. This Amendment is a Note Document and all of the provisions of the Note Purchase Agreement which apply to Note Documents apply hereto. Each reference in any Note Document to the “Note Purchase Agreement” or words of like import shall mean and be a reference to the Note Purchase Agreement. Except as expressly provided hereby, all of the terms and provisions of the Note Purchase Agreement and the other Note Documents are and shall remain in full force and effect. The amendments contained herein shall not be construed as a waiver or amendment of any provision of the Note Purchase Agreement or any other Note Document or for any purpose, except as expressly set forth herein, or a consent to any further or future action on the part of any Note Party that would require the waiver or consent of the Noteholders. Notwithstanding anything to the contrary in Section 17.2(c) of the Note Purchase Agreement, this Amendment shall be effective and binding as to each of the Noteholders.

(Remainder of Page Intentionally Left Blank; Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers effective as of the date first above written.
NGL ENERGY PARTNERS LP

By: NGL Energy Holdings LLC,
its general partner

By:    /s/ Robert W. Karlovich III

Name:	Robert W. Karlovich III

Title:	Executive Vice President and Chief Financial Officer

Signature Page to Amendment No. 2 to
Amended and Restated Note Purchase Agreement

The foregoing is hereby agreed to as of the date hereof:

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA, as a Noteholder

By: /s/ Brittany Braden
Name: Brittany Braden
Title: Vice President

PRUCO LIFE INSURANCE COMPANY, as a Noteholder

By: /s/ Brittany Braden
Name: Brittany Braden
Title: Assistant Vice President

UNIVERSAL PRUDENTIAL ARIZONA
REINSURANCE COMPANY, as a Noteholder

By:    PGIM, Inc., as investment manager

By: /s/ Brittany Braden
Name: Brittany Braden
Title: Vice President

PRUDENTIAL ARIZONA REINSURANCE
CAPTIVE COMPANY, as a Noteholder

By:    PGIM, Inc., as investment manager

By: /s/ Brittany Braden
Name: Brittany Braden
Title: Vice President

PRUDENTIAL ARIZONA REINSURANCE
UNIVERSAL COMPANY, as a Noteholder

By:    PGIM, Inc., as investment manager

By: /s/ Brittany Braden
Name: Brittany Braden
Title: Vice President

PRUDENTIAL RETIREMENT INSURANCE
AND ANNUITY COMPANY, as a Noteholder

By:    PGIM, Inc., as investment manager

By: /s/ Brittany Braden
Name: Brittany Braden
Title: Vice President

Signature Page to Amendment No. 2 to
Amended and Restated Note Purchase Agreement

TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA, as a Noteholder
By: /s/ W. Andrew Deihl
Name: W. Andrew Deihl
Title: Managing Director

Signature Page to Amendment No. 2 to
Amended and Restated Note Purchase Agreement

SUN LIFE ASSURANCE COMPANY
OF CANADA, as a Noteholder
By: /s/ Keith Cressman
Name: Keith Cressman
Title: Senior Managing Director, Private Fixed Income

By: /s/ Maurice T. Primeau
Name: Maurice T. Primeau
Title: Managing Director, Private Fixed Income

Signature Page to Amendment No. 2 to
Amended and Restated Note Purchase Agreement

Agreed to and acknowledged by the undersigned solely with respect to Section 5(c) hereof:

GUARANTORS:
ANTICLINE DISPOSAL, LLC
CENTENNIAL ENERGY, LLC
CENTENNIAL GAS LIQUIDS ULC
CHOYA OPERATING, LLC
GRAND MESA PIPELINE, LLC
HICKSGAS, LLC
HIGH SIERRA CRUDE OIL & MARKETING, LLC
NGL CRUDE CANADA ULC
NGL CRUDE CANADA HOLDINGS, LLC
NGL CRUDE CUSHING, LLC
NGL CRUDE LOGISTICS, LLC
NGL CRUDE PIPELINES, LLC
NGL CRUDE TERMINALS, LLC
NGL CRUDE TRANSPORTATION, LLC
NGL ENERGY EQUIPMENT LLC
NGL ENERGY FINANCE CORP.
NGL ENERGY HOLDINGS II, LLC
NGL ENERGY LOGISTICS, LLC
NGL LIQUIDS, LLC
NGL-MA, LLC
NGL-MA REAL ESTATE, LLC
NGL MARINE, LLC
NGL MILAN INVESTMENTS, LLC
NGL-NE REAL ESTATE, LLC
NGL ENERGY OPERATING LLC
NGL PROPANE, LLC
NGL SHIPPING AND TRADING, LLC
NGL SUPPLY TERMINAL COMPANY, LLC
NGL SUPPLY TERMINAL SOLUTION MINING, LLC
NGL SUPPLY WHOLESALE, LLC
NGL WATER SOLUTIONS BAKKEN, LLC
NGL WATER SOLUTIONS EAGLE FORD, LLC
NGL WATER SOLUTIONS, LLC
NGL WATER SOLUTIONS DJ, LLC
NGL WATER SOLUTIONS PERMIAN, LLC
NGL WATER SOLUTIONS MID-CONTINENT, LLC
OPR, LLC
OSTERMAN PROPANE, LLC
SAWTOOTH NGL CAVERNS, LLC
TRANSMONTAIGNE LLC
TRANSMONTAIGNE PRODUCT SERVICES LLC
TRANSMONTAIGNE SERVICES LLC

By:	/s/ Robert W. Karlovich III

Name:	Robert W. Karlovich III

Title:	Executive Vice President and Chief Financial Officer

Signature Page to Amendment No. 2 to
Amended and Restated Note Purchase Agreement